LO, WONG & TSUI

SOLICITORS & NOTARIES
AGENTS FOR TRADE MARKS & PATENTS

盧王徐律師事務所

Solicitor in charge: Kelvin Lee　　Tel No.: 2514 1571　　By: Email

Our ref.: 102701/LKM　　Your ref.: --　　Date: 29 August 2025

Voltage X Limited

Suite 1, Level 2, 34 Queen Street

Melbourne VIC 3000, Australia

Attention: Board of Directors

Dear Sir/ Madam,

FORM F-1, AS AMENDED AND SUPPLEMENTED – LEGAL OPINION

We have been instructed by Voltage X Limited to prepare our legal opinion on the issue whether the legislation, regulation and/or the regulatory authorities of People's Republic of China (the "**PRC**") as referred under the caption "Risks Related to Doing Business in Hong Kong" at Voltage X Limited's registration statement on Form F-1, including all amendments or supplements thereto (the "**Registration Statement**") are enforceable in Hong Kong:-

1. The national laws adopted by the PRC are generally not applicable to Hong Kong according to the Basic Law of the Hong Kong Special Administrative Region (the "**Basic Law**"). The Basic Law came into effect on 1 July 997. It is the constitutional document of Hong Kong, which sets out the PRC's basic policies regarding Hong Kong. The principle of "one country, two systems" is a prominent feature of the Basic Law, which dictates that Hong Kong will retain its unique common law and capitalist system for 50 years after the handover in 1997. Under the principle of "one country, two systems," Hong Kong's legal system, which is different from that of the PRC, is based on common law, supplemented by statutes. According to Article 8 of the Basic Law, the laws previously (i.e. before July 1, 1997) in force in Hong Kong, that is the common law, rules of equity, ordinances, subordinate legislation and customary law shall be maintained (after July 1, 1997), except for any that contravene the Basic Law, and subject to any amendment by the legislature of the Hong Kong Special Administrative Region. According to Article 18 of the Basic Law, national laws adopted by the PRC shall not be applied in Hong Kong, except for those listed in Annex III to the Basic Law, such as the laws in relation to the national flag, national anthem, and diplomatic privileges and immunities, and the law of the PRC on safeguarding national security of the Hong Kong Special Administrative Region.

2. The PRC laws, regulations, practices or authorities as referred at the Registration Statement under the caption "Risks Related to Doing Business in Hong Kong" namely the Cyberspace Administration of China, the Trial Measures released by the China Securities Regulatory Commission, are currently not in in Annex III to the Basic Law, and are therefore not applicable nor enforceable in Hong Kong in our professional opinion.

25th Floor, Siu On Centre, 188 Lockhart Road, Wan Chai, Hong Kong
香港灣仔駱克道188號兆安中心25樓
Tel 電話：2514 1511　Fax 傳真：2810 0635
E-mail 電郵：info@lowongtsui.com.hk　Document Exchange No.：DX-009062

3. We are given to understand that the majority of its directors, executive officers, and employees of the Voltage X Limited as well as its Hong Kong subsidiary Xact Digital Limited are located in Hong Kong, and a significant portion of the revenues and major customers of the Xact Digital Limited are also geographically concentrated in Hong Kong. Therefore, Xact Digital Limited, its key personnels and staffs are only subject to the Basic Law and the Hong Kong local legislation as referred at the Registration Statement under the caption "Risks Related to Doing Business in Hong Kong" namely the Personal Data (Privacy) Ordinance, the law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the "Hong Kong National Security Law"), and the Article 23 of the Basic Law.

4. Under the Hong Kong law, no permission or approval by the Hong Kong authorities is required to (i) operate the business of Xact Digital Limited in Hong Kong, or (ii) offer securities in the United States to foreign investors.

5. Our legal opinion herein is subject to the qualification that:-

   a. Our legal opinion is issued based on the laws of Hong Kong that are currently in effect. The future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

   b. There is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. Specifically, there is no assurance that there will not be any changes in the political and legal environment in Hong Kong and/or the PRC in the future. The Basic Law in particular its Annex III may also be revised in the future due to a change of PRC laws and policies. In that case, Xact Digital Limited and/or Voltage X Limited, its key personnel and/or staffs may be subject to the PRC laws and authorities pursuant to any direct or "long arm" provisions of PRC laws and regulations. Due to "long arm" provisions under some of the current PRC laws and regulations, there remains regulatory and legal uncertainty with respect to the implementation of laws and regulations of PRC to Hong Kong.

Thank you for your attention.

Yours faithfully,

Lo, Wong & Tsui, Solicitors

25th Floor, Siu On Centre, 188 Lockhart Road, Wan Chai, Hong Kong
香港灣仔駱克道188號兆安中心25樓
Tel 電話：2514 1511 Fax 傳真：2810 0635
E-mail 電郵：info@lowongtsui.com.hk Document Exchange No.：DX-009062